Exhibit: 10.2

August 5, 2014

David Brunton

651 Byrdee Way

Lafayette, CA 94549

Dear David,

On behalf of Neonode Inc. (the “Company”), I wish you well in your retirement from the Company. As we discussed, the Board of Directors of the Company greatly appreciates and values your leadership of and contributions to the Company. This letter agreement (this “Agreement”) between the Company and you (“Brunton”) sets forth the terms of your separation from the Company.

1.            Resignation as Chief Financial Officer, Vice President, Finance, and Secretary. Effective August 15, 2014 (the “Separation Date”), Brunton shall cease serving as Chief Financial Officer, Vice President, Finance, Treasurer, and Secretary of the Company. All entitlement to further salary and benefits will cease as of the Separation Date except as expressly provided herein. Brunton hereby resigns as of the Separation Date as an officer of Company as well as from any other officer and director positions he holds with Company or with any of Company’s subsidiaries. Brunton agrees to sign any other documents that Company may reasonably request in order to effectuate such resignation(s). Effective from the Separation Date, Brunton shall have no authority to act on behalf of or to bind Company.

2.             Outstanding Compensation and Benefits. Brunton confirms that he has been paid all accrued wages, bonuses and other compensation (including accrued and unused paid/personal time off and vacation) owed to him for his employment by Company through and including the Separation Date. Brunton further represent that he has received all leave and leave benefits and protections for which he is eligible (pursuant to the Family and Medical Leave Act or otherwise) in connection with his work with Company, and has not suffered any injury or illness in connection with his work with Company for which he has not already filed a claim.

3.             Effect of Severance Benefits Agreement and Employment Agreement.

a.                   All provisions of the Severance Benefits Agreement dated April 12, 2004 between the Company and Brunton (the “Severance Benefits Agreement”) are superseded by this Agreement.

b.                  Both Section 3 – Compensation and Section 5 – Resignation of the Employment Agreement dated July 1, 2010 between the Company and Brunton (the “Employment Agreement”) are superseded by this Agreement. All other provisions of the Employment Agreement remain in effect.

4.             Separation Benefits. In consideration of the representations, promises, and covenants of Brunton herein, each of which Brunton acknowledges to be a material inducement to Company to enter into this Agreement, Company will provide Brunton with separation benefits as set forth below:

a.                   Subject to the execution without revocation of this Agreement, and fulfillment of all terms included herein, Company agrees to provide Brunton $180,000.00 (“Separation Amount”) as consideration for entering into this Agreement and accepting its terms and conditions. The Separation Amount represents payment for negotiated benefits due and owing to Brunton at his separation and payment for all other compensation (including accrued and unused paid/personal time off and vacation) owed to him for his employment by Company through and including the Separation Date.

b.                  The Separation Amount shall be paid less all applicable and customary taxes, withholding and other normal payroll deductions, to compensate Brunton. The Company shall pay this amount in a check made payable to Brunton and will issue Brunton an IRS Form W-2 in connection with the payment.

c.                   The Company will work with Brunton to transition his medical insurance benefits currently provided by Insperity, Inc., a professional employer organization, through Kaiser Permanente, to provide Brunton with Cal-COBRA or other similar benefits. Furthermore, the Company will pay 100% of Brunton’s premium for medical and dental benefits as provided his healthcare provider via Cal-COBRA or other similar benefits until Brunton’s 65th birthday.

d.                  In consideration of the representations, promises, and covenants of Brunton herein, each of which Brunton acknowledges to be a material inducement to Company to enter into this Agreement, Company amends the outstanding stock option agreements for the purchase of common stock of the Company granted to Brunton by the Company on the dates set forth below (each, an “Option”) to accelerate the vesting schedule and to extend the Option exercise term expiration date following the Separation Date. Pertinent information about each Option, including the amended expiration date, is provided below:

Grant Date	Type of Option	Number of Vested Option Units (as of Separation Date)	Exercise Price	Exercise Term Expiration Date, as amended

8/10/2007	Nonqualified Stock Option	7,200	$122.50	July 1, 2015

4/26/2012	Nonqualified Stock Option	169,000	$4.25	July 1, 2015

5.             Post-Separation Date Consulting Services. In conjunction with entering into this Agreement, Brunton and Company may enter into a consulting services agreement under which Brunton may consult with and advise the Company’s management team and/or board of directors with respect to various services as the Company may from time-to-time request. A separate consulting agreement will be entered into by the Company and Brunton.

6.             Release. In consideration for the separation, compensation and other post-resignation benefits to be provided to Brunton pursuant to this Agreement, Brunton hereby releases Company and each of its predecessors, successors, and affiliated entities (including all subsidiaries affiliated partnerships, limited liability companies and corporations), and each of such entities’ officers, directors, managers, operating affiliates, agents, servants, employees, attorneys, partners, members, shareholders, insurers and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to Brunton’s status or role with, involvement in, or activities on behalf of the Released Parties, in any capacity, up to and including the date Brunton sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to Brunton’s employment with Company, the resignation of that employment, or Brunton’s role or activities with Company or the resignation of any such role or activities; (b) all claims or demands related to wages, bonuses, fees, retirement contributions, profit-sharing rights, commissions, stock, stock options, partnership, membership, residual or economic interests, time off and vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation or benefit; and (c) all claims pursuant to any federal, state or local law, statute or cause of action in any jurisdiction, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 and other amendments, the federal Americans with Disabilities Act of 1990 and its amendments, the Age Discrimination in Employment Act; the Employee Retirement Income Security Act; the Federal Fair Labor Standards Act; the Equal Pay Act; the Family Medical Leave Act, the California Fair Employment and Housing Act (as amended), the California Labor Code, the Washington Law Against Discrimination; the Washington Minimum Wage Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Washington Industrial Safety and Health Act tort law (including claims for breach of fiduciary duty), contract law, wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing. Notwithstanding the foregoing, Brunton is not releasing or waiving: (i) any rights he has under this Agreement; (ii) any rights or claims for indemnification he may under applicable law; or (iii) any rights which are not waivable as a matter of law. Brunton further releases any claims arising out of or asserting allegations under similar Statute or law as may exist under the laws of the Nation of Sweden. In addition, Brunton understands that nothing in this release prevents him from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that he acknowledges and agrees that he shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.

Brunton represents that he has not filed any complaints, charges, or lawsuits (“charge”) against Company with any court or governmental agency. If Brunton does file a charge, or if a governmental agency prosecutes a charge on behalf of Brunton, Brunton specifically agrees that he will not be entitled to monetary relief of any kind in connection with resolution of the charge, whether by means of settlement or otherwise, including without limitation back pay, front pay, other damages, fees, or costs.

7.             Knowing and Voluntary Release. Brunton acknowledges that he has been given full opportunity and has been encouraged to consult an attorney of his choice regarding this Agreement, and that he either has done so or has knowingly and voluntarily foregone such consultation. Brunton acknowledges that he understands the significance and consequences of this Agreement and that he has signed this Agreement knowingly and voluntarily, without coercion or undue pressure of any kind. Brunton expressly confirms that this Agreement is to be given full force and effect according to each and all of its expressed terms and provisions, including those relating to unknown claims, damages, and charges.

Brunton understands that this Agreement includes a release of all unknown and unsuspected claims. Brunton acknowledges that he has read and understands Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Brunton hereby waives all rights and benefits under Section 1542 of the California Civil Code and any law or legal principle of similar effect in any jurisdiction with regard to this Agreement, including his release of unknown and unsuspected claims herein.

8.             No Admission of Liability. Nothing contained in this Agreement is intended to constitute an admission of any liability by Company to Brunton, and Company expressly denies any such liability.

9.              Return of Property. Brunton acknowledges that he has returned to Company all company-owned property in his possession, specifically including all keys and card keys to company buildings or property; all company-owned equipment including any computers, cell phones (including SIM cards) or handheld devices; and all company documents and papers, including all trade secrets and confidential company information whether in hardcopy or electronic form.

10.           Non Disparagement. Brunton agrees that he will not make any disparaging or derogatory remarks that in any way cast the business operations or conduct of Company and its past or present directors, officers, employees, representatives, or agents in an unfavorable light.

11.           Trade Secrets and Confidential Information.

a.                   Brunton acknowledges that he has agreed to certain post-employment obligations, as set forth in the Employment Agreement. Brunton further acknowledges that Company’s business and future success depends on the preservation of the trade secrets and other confidential information, as defined in in the Employment Agreement, of Company and its suppliers and customers. Such trade secrets and other confidential information include, without limitation, existing and to-be-developed or acquired products, plans, or ideas; market surveys; the identities of past, present, or potential customers; business and financial information; pricing methods or data; terms of contracts with present or past customers; proposals or bids; marketing plans; personnel information; procedural and technical manuals; formulas, processes, methodologies, and practices proprietary to Company or its customers; and any other categories of items or information of Company or its customers which are not generally known to the public at large (the “Secrets”). Brunton agrees to protect and to preserve as confidential all of the Secrets at any time known to Brunton or in Brunton’s possession or control (whether wholly or partially developed by Brunton or provided to Brunton, and whether embodied in a tangible medium or merely remembered).

b.                  Brunton will neither use nor allow any other person to use any of the Secrets in any way, except for the benefit of Company and as directed by Company’s Board of Directors. All material containing or disclosing any portion of the Secrets will be and remain the property of Company.

12.           Cooperation. Brunton agrees to cooperate with Company (including its outside counsel) in connection with the contemplation, execution, prosecution and defense of all phases of Company work transition, existing, past and future litigation and/or in connection with any government investigation about which Company believes that Brunton may have knowledge or information. Brunton further agrees to make himself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by Company’s counsel. Brunton agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which Brunton is called as a witness.

13.           Termination of Separation Benefits; Injunctive Relief. In the event that Brunton fails to comply with any of the provision of this Agreement, including any of the secrets, trade secrets and other confidential information, as defined in in the Employment Agreement, that have been incorporated by reference, in addition to any other legal or equitable remedies it may have for such breach, Company shall have the right to terminate the Separation Benefits, as defined in Section 4 above. Any such termination in the event of a breach by the Brunton shall not affect the general release in Section 6 or the Brunton’s ongoing obligation to comply with this Agreement and shall be in addition to, and not in lieu of, Company’s rights to other legal and equitable remedies that the Company may have. Further, Brunton agrees that it would be difficult to measure any harm caused to Company that might result from any breach by Brunton of any of this Agreement and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, Brunton agrees that if he breaches, or there is an imminent threat of a breach of any portion of this Agreement, Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any monetary damage to Company and without the necessity of posting a bond. In the event of litigation to enforce this Agreement, Company shall be entitled to recover its attorneys’ fees.

14.           Governing Law. This Agreement will be interpreted in accordance with the laws of the State of California, without reference to its choice of law rules.

15.           Advice of Counsel. This Agreement is a legally binding document and Brunton’s signature will commit Brunton to its terms. Brunton acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Agreement and that Brunton is voluntarily entering into this Agreement.

16.           Waiver. No waiver of any provision of this Agreement, including the restrictive covenants, shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Agreement or the Covenants thereto, or the waiver by either Party of any breach of this Agreement or the Covenants thereto, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.           Taxes. Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require Company to make any payments to compensate Brunton for any adverse tax effect associated with any payments or benefits made to Brunton in connection with Brunton’s employment with Company.

18.           Successors and Assigns. The parties agree that their rights and obligations hereunder are binding upon and inure to the benefit of their respective successors and assigns, and in the case of Brunton, to his heirs as well.

19.           Severability/Enforceability. It is understood and agreed that if any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

20.           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to be of equal force and effect as originals.

21.           Older Worker Benefit Protection Act Provision. Brunton acknowledges that he is knowingly and voluntarily waiving and releasing any rights that he may have under the under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). He acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he was already entitled. He further acknowledges that he has been advised by this writing, as required by the ADEA, that: (a) his waiver and release do not apply to any rights or claims that may arise after the date he signs this Agreement; (b) he has been advised hereby that he should consult with an attorney prior to executing this waiver and release and this Agreement; (c) he has twenty-one (21) days to consider this waiver and release (although he may choose to voluntarily sign it and this Agreement earlier); (d) he has seven (7) days after the date he signs this waiver and release to revoke my waiver and release (by providing Company with written notice of such revocation); and (e) his acceptance of this waiver and release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after he signs it (provided he does not earlier revoke his acceptance of it) (the “Release Effective Date”).

22.           No Oral Agreements. It is expressly acknowledged and recognized by the parties that there are no oral agreements, understandings, or representations between the parties other than as contained in this Agreement.

23.           Reliance. Brunton represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein, made by Company or by any of Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

24.          Execution. This Agreement may be executed in duplicate counterparts and/or by electronically-transmitted signatures.

PLEASE READ CAREFULLY. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING. THIS IS A VOLUNTARY SEPARATION AGREEMENT THAT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

	Neonode Inc.		David Brunton

By:		By:
Name:	Thomas Eriksson
Title:	Chief Executive Officer

Date:		Date: